EXHIBIT 99.1

CONTACTS From: Tony DeFazio	For: Jennifer Weingartner Director of Investor Relations
DDCworks	Phillips Edison – ARC Shopping Center REIT Inc.
tdefazio@ddcworks.com	jweingartner@phillipsedison.com
Ph: (484) 342-3600	Ph: (513) 619-5058

FOR IMMEDIATE RELEASE

Phillips Edison–ARC Shopping Center REIT Inc. Acquires King Soopers Grocery Store-Anchored Shopping Center in Colorado

CINCINNATI, OH, August 12, 2013 — Phillips Edison–ARC Shopping Center REIT Inc. (the “Company”) today announced the acquisition of Westwoods Shopping Center, a 90,855 square foot shopping center, located in Arvada, Colorado, a suburb of Denver. Westwoods Shopping Center is currently 95.4% occupied.

Westwoods Shopping Center is anchored by a King Soopers grocery store. King Soopers, a subsidiary of Kroger, is the No. 1 grocer by market share in the Denver market.

The acquisition of Westwoods Shopping Center brings the Company’s total portfolio to 49 properties with 19 leading grocers in 18 states, with an aggregate portfolio purchase price of approximately $720.6 million.

The Company is a public non-traded REIT focused on the acquisition and management of well-occupied grocery-anchored neighborhood shopping centers throughout the United States.

About Phillips Edison – ARC Shopping Center REIT Inc.

Phillips Edison-ARC Shopping Center REIT Inc. is a public non-traded REIT that seeks to acquire and manage well-occupied grocery-anchored neighborhood shopping centers having a mix of national and regional retailers selling necessity-based goods and services, in strong demographic markets throughout the United States. The Company is co-sponsored by two industry leaders: Phillips Edison & Company, who has acquired over $2.3 billion in shopping centers throughout the United States, and AR Capital, LLC, a real estate investment program sponsor dedicated to governance best practices. As of August 12, 2013, the Company owned, directly or indirectly through a joint venture in which it has a controlling interest, and managed an institutional quality retail portfolio consisting of 49 grocery-anchored shopping centers totaling approximately 5.25 million square feet. For more information on the Company, please visit the website at www.phillipsedison-arc.com.

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